Exhibit 10.27

PROTECTION OF PROPRIETARY RIGHTS AGREEMENT
I understand that Danaher Corporation’s (“Danaher”) Dental business will become a publicly traded company, by way of an initial public offering (the “Dental IPO”). Upon completion of the Dental IPO (the “Closing”), my employer, along with other Danaher Dental operating companies, will be organized as one business, Envista Holdings Corporation. I understand that the following terms contained herein will take effect upon the Closing.
I understand that I am or will be employed by Nobel Biocare Services AG (the “Company”). This Protection of Proprietary Rights Agreement (“Agreement”) is between me, the undersigned employee, and the Company, on behalf of and for the benefit of itself and all entities owned in whole or in part by Envista Holdings Corporation or its subsidiaries (collectively the “Group” and individually a “Group Member”). In consideration of (i) my employment or continued employment; (ii) access to the Company’s key business relationships and Confidential Information described herein; (iii) the ability to participate in Company-sponsored programs or plans; and/or (iv) other good and valuable consideration provided to me, I agree to the following restrictions, which I acknowledge are reasonable and necessary to protect the Company’s interests:
1.    Protection of Confidential Information.
a.Definition of “Confidential Information.” The term “Confidential Information” means any information about the business or employees of the Company or any Group Member that is not generally known to the public. Examples of Confidential Information include, but are not limited to, information about: customers, vendors, pricing and costs, business strategies and plans, financial data, technology, talent reviews and organizational plans, research and development and businesses methods or processes used or considered by the Company. Confidential Information does not include any specific information that has been voluntarily disclosed to the public by the Company or that has been independently developed and disclosed by others, or that otherwise has entered the public domain through lawful means. However, Confidential Information disclosed by me or others without authorization by the Company shall not be deemed “voluntarily disclosed to the public.”
b.Nondisclosure and Prohibition against Misuse. During my employment, I will not use or disclose any Confidential Information, without the Company’s prior written permission, for any purpose other than performance of my duties for the Company.
c.Non-Disclosure and Return of Property Upon Termination. After my employment ends, I will not use or disclose any Confidential Information for any purpose. Immediately upon my employment termination, I will return to the Company all Company property that I have in my possession, custody, or control, including, without limitation, any Confidential Information. If I have Confidential Information that has been saved or transferred to any device not owned by the Company, I will immediately notify the Company, and make such device available to the Company so that it may remove any Confidential Information from the device.
2.    Protection of Company Interests.
a.I agree that, in my function as employee and/or shareholder of the Company, for the 12-month period following the date on which my employment with the Company terminates, I shall not (i) in any country in or for which, in the 12 months prior to such termination, I: carried out duties for; and/or was involved in the development of business for; and/or had in other ways an insight into customer or business data of, the Company or any Group Member; and (ii) whether alone or in association with any other person, firm, corporation or other business organization, participate, assist or otherwise be directly or indirectly involved as a: influencing shareholder or financier; director; consultant; adviser; contractor; principal; agent; manager; employee; partner; or associate, in any activity or business which is the same as, or is otherwise potentially competitive with, part or parts of the business which I developed or in which I was involved for any Group Member (“Competitive Business”) as at the date of termination of my employment or in the 12 months prior to such termination. For the purposes of the section, I shall be deemed to be an influencing shareholder or financier if I own 1% or more of the equity securities or debt in a Competitive Business.
b.I agree that during my employment with the Company, and for a period of 12 months thereafter, regardless of the circumstances or reasons for the cessation of my employment with the Company, I will not, directly or indirectly, on behalf of myself or any other person, company or entity, solicit or participate in soliciting any person, company or entity to purchase or contract for products or services competitive with or similar to products or services offered by, developed by, designed by or distributed by a Group Member, if that person, company or entity was a customer or potential customer of the Group Member for such products or services with which I had direct contact or about which I learned Confidential Information related to such products or services at any time during the 24 months preceding the termination of my employment with the Company.
c.I agree that during my employment with the Company and for a period of 12 months thereafter, regardless of the circumstances of reasons for the cessation of my employment with the Company, will not, nor will I assist any third party to, directly or indirectly (i) solicit, induce, encourage or attempt to persuade any employee or independent contractor of a Group Member, or any person who was an employee or independent contractor of a Group Member during the 6 months preceding the termination of my employment with the Company and for whom I had managerial responsibility, to whom I reported, with whom I participated on projects, or about whom I gained confidential salary or performance information, to leave the employ of or terminate a relationship with the Company; (ii) interfere with the performance by any such persons of my duties for a Group Member or (iii) communicate with any such persons for the purposes described in the section.
d.I understand that the restricted periods set forth in this Section 2 shall be reduced by the length of any period I serve on garden leave.
e.It is explicitly understood and agreed with the Company that I am the owner of Dental X Hans Geiselhöringer GmbH & Co. KG, Munich, Germany, and indirectly of Medtech Strategic Services AG, Küsnacht, Switzerland, and that these companies will continue to provide services to the Company and the Group if so requested. It is also explicitly agreed that I will be permitted to pursue my activities as global speaker on esthetical dental solutions and that I will provide services to third parties through Dental X Hans Geiselhöringer GmbH & Co. KG, Munich, Germany, and Medtech Strategic Services AG, Küsnacht, Switzerland, subject to compliance with the Envista Code of Conduct.
f.I understand and agree that during my employment and the restricted time periods thereafter designated in this section, while I may gather information to investigate employment opportunities outside the Company, I understand and agree that I shall not make plans or prepare to solicit or take on activities which are in violation of this Section.
g.During the 12 month post-termination non-compete and non-solicitation period (minus any time served on garden leave) following the effective date of my termination of employment with the Company, the Company will continue to pay me the equivalent of my last monthly base salary for each month of the non-compete and non-solicitation period, provided that I fully comply with my post-termination non-compete and non-solicitation obligations set forth herein. I may request that the Company waive the post-termination non-compete and non-solicitation obligations, and if the Company agrees, the obligation to pay my monthly salary for the post-termination non-compete and non-solicitation period ceases at this point in time.
h.I acknowledge and undertake that the Company is entitled to redemption of liquidated damages of my full annual base salary for the preceding year in each case of violation of my obligations under this section. Each month of continued violation will be viewed as a new case of violation. Payment of liquidated damages does not relieve me from my obligations under this Agreement which may be enforced by the Company. In addition, the Company is entitled to request redemption of additional damages from me as well as the cessation of the activities, which are seen as being in defiance of these restraints of employment.
3.    Non-Disparagement. I agree that during my employment, and after my employment with the Company ends, I will not make any false statement(s) about the Company to other employees, customers, vendors or any other third party.
4.    Protection of Proprietary Rights.
a.The rights to inventions and designs produced by me alone or in collaboration with others in the course of my work for the Company and in performance of my contractual obligations belong to the Company, whether or not they are or may be protected.
b.The rights to inventions and designs produced by me alone or in collaboration with others in the course of my work for the Company or relating to any field of interest of the Company but not produced in performance of my contractual obligations are assigned to the Company at the time of development, whether or not they are or may be protected. The Company does have an option right to release inventions and designs to me. In case such inventions and designs are not released upon explicit request of me, the Company shall pay me appropriate remuneration.
c.Other rights to work results and all know-how produced by me alone or in collaboration with others or by using means or resources of the Company in connection with the course of my work for the Company fully and exclusively belong to the Company. To the extent that work results are protected by copyrights (e.g. reports, documentations, marketing material or software) I assign to the Company at the time of development all rights to such work results, in particular all copyrights and rights of use including the worldwide rights to produce and reproduce, publish, use, license or transfer, broadcast via any data carrier or online medium, modify, enhance and develop new products based on such work results or parts thereof.
d.I must immediately notify the Company in writing of all such inventions and designs. I am obliged to take all reasonable measures and sign all documents necessary to ensure the transfer of any such rights also after the time of employment. Unless agreed otherwise, I waive the right to be mentioned as inventor or originator.
5.    Injunctive Relief. I agree that in the event I breach this Agreement, the Company will be irreparably harmed and monetary damages will not be an adequate remedy and, therefore the Company will be entitled to an injunction restraining any further breach, in addition to any other rights to which it is entitled (including specific performance). Additionally, any time periods for restrictions set forth in Paragraph 2 above will be extended by an amount of time equal to the duration of any time period during which I am in violation of this Agreement.
6.    Modification & Severability. If any portion of this Agreement shall be held unenforceable, the parties agree that a court of competent jurisdiction may modify the agreement (by adding or removing language) or sever unenforceable provisions in order to render this Agreement enforceable to the fullest extent permitted by law.
7.    Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof, and shall supersede all prior oral and written agreements or understandings of the parties relating hereto.
8.    Governing Law. This Agreement shall be construed in accordance with, and all actions arising hereunder shall be governed by, the laws of Switzerland in force therein.
[signature on next page]

Agreed to by:

/s/ Hans Geiselhöringer		/s/ Amir Aghdaei
Associate Signature		Nobel Biocare Services AG

Hans Geiselhöringer, President Nobel Biocare Systems		Amir Aghdaei
Associate’s Printed Name		Print Name and Title

Date:	7/31/2019	Date:	8/1/2019

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